AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 3, 2000
                                                      REGISTRATION NO. 333-51851

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ----------------------
                         POST-EFFECTIVE AMENDMENT NO. 3
                                       ON
                                    FORM S-3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              ----------------------
                      INDUSTRIAL DISTRIBUTION GROUP, INC.
               (Exact Name of Issuer as Specified in its Charter)

         DELAWARE                               5085                            58-229339
(State or Other Jurisdiction of      (Primary Standard Industrial           (I.R.S. Employer
Incorporation or Organization)        Classification Code Number)         Identification Number)

                      950 E. PACES FERRY ROAD, SUITE 1575
                             ATLANTA, GEORGIA 30326
                                 (404) 949-2100
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                               PATRICK S. O'KEEFE
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                      950 E. PACES FERRY ROAD, SUITE 1575
                             ATLANTA, GEORGIA 30326
                                 (404) 949-2100
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                   Copies to:
                              W. RANDY EADDY, ESQ.
                            KILPATRICK STOCKTON LLP
                          1100 PEACHTREE STREET, N.E.
                          ATLANTA, GEORGIA 30309-4530
                                 (404) 815-6500

    Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

By the Post-Effective Amendment, the registrant also hereby deregisters an aggregate of 3,740,751 of the original 5,000,000 shares of Common Stock previously covered, leaving an aggregate of 1,259,249 shares of Common Stock covered hereby.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

         THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                       INDUSTRIAL DISTRIBUTION GROUP, INC.

                        --------------------------------

                        1,259,249 SHARES OF COMMON STOCK

                        --------------------------------

         The 1,259,249 shares of our common stock, $.01 par value, that may sold from time to time using this Prospectus are comprised of (1) 1,192,115 shares of our common stock that may be offered for resale by certain of our shareholders who are identified later in this Prospectus and (2) 67,134 shares of our common stock that are issuable upon exercise of options to purchase shares of our common stock that are held by some of our shareholders who are identified later in this Prospectus. Because of possible transactions after the date of this Prospectus, other persons who are not now known may become selling shareholders and be entitled to use this Prospectus to sell some of the shares of our common stock. We will not receive any of the proceeds from the sale of the shares by the selling shareholders, but we will receive the exercise price payable upon any exercise of the options.

         We have agreed to bear all expenses (other than the fees or expenses of counsel or any other personal representative of any selling shareholder) in connection with the preparation and use of this Prospectus. We will not pay any commissions, discounts, or other fees to underwriters, broker dealers, or any other person who may assist a selling shareholder in making a sale. We have agreed to indemnify the selling shareholders, and they have agreed to indemnify us, against certain liabilities under the Securities Act of 1933.

         The selling shareholders may sell their stock from time to time in a variety of ways, including:

         - underwritten offerings;
         - ordinary brokerage transactions at prices at or near the market price; and
         - transactions on terms that may be negotiated at the time of sale.

         The selling shareholders may pay usual and customary or specifically negotiated underwriting discounts, brokerage fees, or commissions in connection with such sales. To the extent required, the specific shares to be sold, the terms of the offering, including price, the name of any broker-dealer or underwriter, and any applicable commission, discount, or other compensation with respect to a particular sale will be set forth in a supplement that we may prepare to accompany this Prospectus in the future.

         Our common stock is traded under the symbol "IDG" on the New York Stock Exchange. On March 24, 2000, the last sale price of the common stock as reported by the NYSE was $3 5/16 per share.

YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS.
                          ---------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
         COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is March ___, 2000.

                     TABLE OF CONTENTS

                                                 PAGE
Where You Can Find More Information.................2
Forward-Looking Statements..........................3
The Company.........................................3
The Offering........................................4
Price Range of Common Stock.........................4
Risk Factors........................................5
Selling Shareholders................................8
Plan of Distribution...............................10
Legal Matters......................................11
Experts............................................12

                               ..................


                      WHERE YOU CAN FIND MORE INFORMATION

         This Prospectus is part of an amendment on Form S-3 to a registration statement on Form S-1 that we have filed with the Securities and Exchange Commission covering the shares of our common stock that the selling shareholders may offer for resale. The SEC's file number for that registration statement is 333-51851.

         We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. For information on the operation of the Public Reference Room, call the SEC at 1-800-SEC-0330. You can also obtain reports, proxy statements, and other information regarding issuers that file electronically with the SEC from the SEC's Internet site (http://www.sec.gov).

         The SEC allows us to "incorporate by reference" information filed with them, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered to be a part of this Prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this Prospectus and any accompanying Prospectus supplement. Any information so updated or superseded shall not be deemed, except as so updated or superseded, to be a part of this Prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the shares of common stock described in this Prospectus are sold or the offering of the shares covered by this Prospectus is terminated:

         (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

         We will provide you with free copies of any of these documents or any other documents that have been incorporated by reference in this Prospectus, without exhibits, unless an exhibit is incorporated into the document by reference, if you write us or call us at: Industrial Distribution Group, Inc., 950 E. Paces Ferry Road, Suite 1575, Atlanta, Georgia 30326, Attention:
Investor Relations, telephone (404) 949-2100.

                           FORWARD-LOOKING STATEMENTS

         From time to time, information we provide or statements of our directors, officers, or employees may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Those statements involve numerous risks and uncertainties. Typically, this information or these statements contain the words "believes," "anticipates," "intends," "expects," or similar words. Any information or statements made or incorporated by reference in this Prospectus that are not statements of historical fact are forward-looking statements. The forward-looking statements in this Prospectus, and others that we or our representatives make, are based on a number of assumptions and involve risks and uncertainties. Consequently, actual results could differ materially. The factors we describe under the heading "Risk Factors" are some, but not all, of the reasons that results could be different.

                                  THE COMPANY

         Industrial Distribution Group, Inc. was formed in February 1997 to create a leading, nationwide supplier of cost-effective, flexible procurement solutions for manufacturers and other users of industrial maintenance, repair, operating, and production (MROP) products. We distribute a full line of these products, emphasizing our specialized expertise in product applications. Our principal product categories include abrasives, cutting tools, hand and power tools, coolants, lubricants, and adhesives.

         Our application and product specialists are able to analyze a customer's acquisition, possession, and application processes for the supplies we distribute in order to design programs to streamline the processes and reduce their associated costs. These programs may include improving a customer's production and procurement processes, standardizing the products they use, reducing the number of suppliers from which they purchase supplies, or developing integrated supply arrangements that outsource to us some or all of their maintenance, repair, operating, and production procurement and management functions.

         We intend to establish a nationwide presence, with maintenance, repair, operating, and production product and service capability in all or most of the top 75 U. S. industrial markets. Currently, we have 64 operating locations in 60 cities, which include 37 of the top 75 U.S. industrial markets, along with two small facilities abroad. Our more than 45,000 customers include a diverse group of major national and international corporations, including AlliedSignal, Black & Decker, Boeing, Chrysler, General Motors, Hoechst Celanese, PPG Industries, and Shell Oil, as well as small and large local and regional businesses. On a pro forma combined basis, we had net sales of approximately $542.1 million for the year ended December 31, 1999.

                                  THE OFFERING

         This Prospectus relates to the proposed offer and sale by the selling shareholders listed in the section called "Selling Shareholders" beginning on page 9 of shares of our common stock that they currently own or will own when and if they exercise their outstanding stock options. Pursuant to stock option agreements between us and several selling shareholders that were entered into in connection with our acquisition of Continental Air Tool, Inc. in March 1998, we granted to these selling shareholders, all of whom previously held options to purchase shares of common stock of Continental Air Tool, options to purchase an aggregate of 67,134 shares of our common stock. These options are immediately exercisable (except for approximately 16% thereof, or 10,741 option shares, that are subject to an escrow arrangement and may not become exercisable in full until March 2000, if at all) at an exercise price of $7.31 per share, and all such options expire on April 25, 2001. Any of these option shares that are not deemed to be effectively registered for issuance upon the exercise of an option (or that may be held immediately following exercise by a selling shareholder who is an affiliate of us under Rule 144), shall be covered by this Prospectus for possible resale by the selling shareholders. We will not receive any proceeds from the sale by a selling shareholder of any shares; the selling shareholders will receive all such proceeds. We will receive, however, the exercise price paid upon exercise of any of the options.

         As of February 29, 2000, there were issued and outstanding a total of 8,770,341 shares of our common stock. In addition to the options owned by the selling shareholders, there were also outstanding options or other rights to purchase or acquire an aggregate of 1,305,900 shares of common stock from us under certain conditions.

                          PRICE RANGE OF COMMON STOCK

         Our common stock trades on the New York Stock Exchange under the "IDG" symbol. The following table sets forth, for the periods indicated, the quarterly high and low sales price information related to trading in our common stock on the NYSE. Such information has been obtained from the NYSE.

                                                      SALES PRICE
                                               --------------------------
YEAR                                             HIGH             LOW
                                               --------------------------

1998
  First Quarter ........................       $20 3/16        $15 9/16
  Second Quarter .......................       $20 3/4         $15
  Third Quarter ........................       $16 9/16        $ 5 1/2
  Fourth Quarter .......................       $ 7 5/8         $ 5 3/8
1999
  First Quarter ........................       $ 8 3/8         $ 5 1/4
  Second Quarter .......................       $ 6 3/4         $ 4 7/8
  Third Quarter ........................       $ 5 1/8         $ 3 5/16
  Fourth Quarter .......................       $ 4             $ 2 11/16
2000
  First Quarter (through March 24, 2000)       $ 3 11/16         2 7/8

   The closing sales price for the common stock on March 24, 2000 was $3 5/16.

                                  RISK FACTORS

         An investment in the shares offered hereby involves a significant degree of risk. In deciding whether to purchase the shares offered hereby, prospective investors should carefully consider all of the information contained in this Prospectus, including the following factors that may affect our current operations and future prospects.

         WE HAVE OPERATED AS A SINGLE ENTITY ONLY SINCE SEPTEMBER 1997 AND CONTINUE TO FACE THE CHALLENGE OF INTEGRATING NEW COMPANIES.

         Although each of our founding companies has operated for over 20 years, we did not commence operations as a combined entity until September 1997. As a result, we are still engaged in integrating these businesses, along with subsequently acquired companies, and we cannot be certain that we will be able to do so with enough success to be as profitable as we expect or desire.

         OUR INFORMATION AND OPERATIONS SYSTEMS ARE NOT FULLY INTEGRATED, AND WE MUST THEREFORE RELY ON THE SYSTEMS OF THE COMPANIES WE ACQUIRE UNTIL WE CAN IMPLEMENT OUR CENTRALIZED SYSTEM.

         Until we can fully implement centralized management systems, we will utilize and be dependent upon the information and operating systems of the companies we acquire for many functions. These functions include, among others, product ordering, financial reporting and analysis, and inventory control. Although we have put certain control mechanisms in place, we may experience delays, disruptions, and unanticipated expenses in implementing, integrating, and operating centralized systems. Any of these problems could have a material adverse effect on our results of operations and financial condition. In addition, we will not be able to achieve the full benefit of certain contemplated operating efficiencies and competitive advantages until we have fully implemented our centralized management information and operating systems.

         WE RELY ON A VARIETY OF DISTRIBUTION RIGHTS GRANTED BY OUR SUPPLIERS TO OFFER THEIR PRODUCT LINES TO OUR CUSTOMERS.

         Until we fully implement more centralized procurement arrangements, we will depend for a substantial portion of our business on the collection of varied distribution arrangements with suppliers for certain product lines that have been established by our several operating subsidiaries in their respective geographic markets. A significant percentage of these current distribution arrangements are oral, and many of them can be terminated by the supplier immediately or upon short notice. The termination or limitation by any key supplier of its relationship with us could have a material adverse effect on our results of operations and financial condition.

         OUR INDUSTRY IS VERY COMPETITIVE, BOTH AS TO THE NUMBER AND STRENGTH OF THE DIFFERENT COMPANIES WITH WHICH WE COMPETE AND THE BUSINESS TERMS OFFERED TO POTENTIAL CUSTOMERS.

         The industrial maintenance, repair, operating, and production supplies industry is highly competitive and features numerous distribution channels, including:

         - national, regional, and local distributors;
         - direct mail suppliers;
         - Internet suppliers;
         - large warehouse chains;
         - hardware stores; and

         - manufacturers' own sales forces.

Many of our competitors are small enterprises who sell to customers in a limited geographic area, but we also compete against several large distributors that have significantly greater resources than IDG. Competition with all of these distributors has increased as customers increasingly seek low-cost alternatives to traditional methods of purchasing and sources of supply by, among other things, reducing the number of their maintenance, repair, operating, and production suppliers.

         Competition in the maintenance, repair, operating, and production industry may increase in other ways as well. First, other distributors are consolidating to achieve economies of scale and increase efficiencies. Second, new competitors, of which we are not currently aware, may emerge, further increasing competition.

         Other aspects of our industry also make it very competitive. For example, certain of our competitors sell the same products we sell at lower than we offer. Moreover, we compete on the basis of responsiveness to the needs of customers for quality service, product diversity, and availability. We cannot assure you that we will be able to compete successfully under such conditions.

         WE RELY HEAVILY ON OUR SENIOR MANAGEMENT AND THE EXPERTISE OF MANAGEMENT PERSONNEL OF THE BUSINESSES WE ACQUIRE.

         Our operations will depend for the immediate future on the efforts of our executive officers, the heads of our business units, and the senior management of the businesses we have acquired, especially as we enter into new geographic markets. Our business and prospects could be adversely affected if these persons, in significant numbers, do not perform their key roles as expected, and we are unable to attract and retain qualified replacements.

         THE DELIVERY OF OUR SERVICES REQUIRES HIGHLY SKILLED AND SPECIALIZED EMPLOYEES WHO ARE NOT EASY TO LOCATE OR REPLACE.

         The timely provision of our high-quality service requires an adequate supply of skilled sales and customer service personnel, including the application and product specialists whose expertise is an essential element of our customer-oriented, flexible procurement solutions program. Accordingly, our ability to implement strategies for our customers depends to a degree on our ability to employ the skilled personnel necessary to meet our marketing and servicing requirements. From time to time, we have experienced difficulty in attracting or retaining sufficient numbers of qualified personnel. As a result, our operating costs may be adversely affected by turnover in such positions. We cannot assure you that we will be able to maintain an adequately skilled sales and customer service force or that our labor expenses will not increase as a result of a shortage in the supply of such skilled personnel.

         OUR ABILITY TO SELL OUR PRODUCTS AND SERVICES IN THE QUANTITY WE DESIRE DEPENDS HEAVILY UPON THE ECONOMIC CONDITIONS OF OUR CUSTOMERS.

         Some of the primary markets for the products and services we sell are subject to cyclical fluctuations that generally affect demand for industrial and consumer durable goods produced by the users of maintenance, repair, operating, and production products. Consequently, the demand for these products and services has been and will continue to be influenced by many of those same national, regional, or even international factors. Customers whose businesses are impacted directly by such events affect our business when they delay or slow orders for maintenance, repair, operating, and production products or services that they otherwise would have required if their businesses had not been adversely affected. Changes in economic conditions, such as the examples identified, resulting in a change in the current business cycle could therefore have a material adverse effect on our results of operations and financial condition.

         MANAGEMENT AND CERTAIN INDIVIDUALS WHO HELPED FOUND US OWN OVER 41% OF OUR STOCK AND THUS HAVE A SIGNIFICANT AMOUNT OF CONTROL OF THE COMPANY.

         Our directors and officers, as well as former stockholders of our founding companies, beneficially own an aggregate of approximately 41% of our outstanding common stock. Accordingly, these persons, if they were to act in concert, could potentially control the election of directors and other matters requiring stockholder approval by simple majority vote.

         WE CANNOT BE ABSOLUTELY CERTAIN THAT ALL YEAR 2000 PROBLEMS HAVE BEEN AVOIDED.

         The "year 2000 problem" arises from the widespread use of computer programs that rely on two-digit date codes to perform computations or decision-making functions. Many of these programs may fail due to an inability to properly interpret date codes beginning January 1, 2000. For example, such programs may misinterpret "00" as the year 1900 rather than 2000. In addition, some equipment, being controlled by microprocessor chips, may not deal appropriately with the year "00."

     Although January 1, 2000 has passed without significant disruptions, the year 2000 problem could still disrupt our operations and the systems of other companies upon which our systems rely. If our systems or the systems of our customers, product vendors, utility vendors, and banks experience unforeseen year 2000 problems in the future, it may negatively impact our systems or operations.

                              SELLING SHAREHOLDERS

         The following table sets forth the names of the selling shareholders, the number of shares beneficially owned by each selling shareholder as of February 29, 2000, the percentage of our total outstanding common stock owned by each selling shareholder as of February 29, 2000, and the maximum number of shares that may be offered for sale by such selling shareholders pursuant to this Prospectus. An aggregate of 1,259,249 shares of common stock are covered for possible sale by selling shareholders using this Prospectus; some of these shares have already been sold (as discussed in note 1 to the table) and the remaining such shares may be offered for resale by the selling shareholders from time to time hereafter using this Prospectus. We will not receive any proceeds from any sale of the shares. Except as set forth in the footnotes to the table below, no selling shareholder has had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years.

         Each of the selling shareholders named below acquired his or her shares as well as part of the consideration paid by us for our acquisition of a corporation in which he or she was a shareholder. In connection with those transactions, we and the selling shareholders entered into agreements pursuant to which we agreed to file this registration statement to cover their possible resale of the shares. Such agreements generally required the selling shareholders to place at least 10% of the shares they received into escrow for a one- or two-year period. Although such escrowed shares are registered hereunder, the selling shareholders will not be able to sell such escrowed shares until the applicable escrow period has expired. Such agreements also may impose certain restrictions on the transfer of shares by the selling shareholders, including restrictions mutually agreed upon between us and the selling shareholders.

                  BENEFICIAL OWNERSHIP AS OF FEBRUARY 29, 2000

                                                                        NUMBER OF SHARES(1)         PERCENTAGE(2)
                                                                        -------------------         -------------
James O. Gauthier(3) and Kay L. Gauthier........................               124,030                  1.41%
Mike Hiatt......................................................                10,968                  *
Samuel S. Mitchell(3)(4)........................................                64,833                  *
D. Gray Farley(3) and Clora P. Farley(5)........................               120,576                  1.37
Harry Y. McLaughlin(5)..........................................               110,862                  1.26
James Fairbanks and Claudia Fairbanks(5)........................                45,821                  *
Phil Jaskoviak and Susan Jaskoviak..............................                 2,655                  *
Phil Jaskoviak(5)...............................................                 9,298                  *
Gary Giberson and Beulah S. Giberson, JT TEN(5) ................                 5,426                  *
Revocable Living Trust of Glen E. Johnson and Ann B. Johnson
     Trust with AB Tax Provisions (Formula Clause) September
     26, 1990...................................................                   647                  *
Ernie Plant.....................................................                    64                  *
Roger A. Gertz(5)...............................................                 1,550                  *
Roger A. Gertz and Eva Gertz....................................                   323                  *
Continental Air Tool, Inc. Employee Stock Ownership Plan........               105,747                  1.21
Dave Gentle(5)..................................................                 4,131                  *
Mark W. Fuller(3)...............................................                77,886                  *
Lincoln E. Fuller(3)............................................                77,886                  *
Russell E. Fuller...............................................                36,512                  *
Joyce I. Fuller.................................................                16,357                  *
Joseph H. Stagg, III(3).........................................               127,370                  1.45
Mercedes W. Stagg...............................................                    27                  *

                                                                         NUMBER OF SHARES(1)        PERCENTAGE(2)
                                                                         -------------------        -------------
Henry D. Goff and Fleet Bank, as Trustees of the Trust FBO
     Susan Goff.................................................                16,197                  *
Charles J. Houston III Revocable Trust of 1989..................                24,500                  *
The Hope Group Corporation......................................                 5,000                  *
John D. Hamilton(3)(4)..........................................                67,646                  *
Errol A. Luginbill(3)(4)........................................                84,557                  *
Ronald L. Phillips(4)...........................................                33,823                  *
David J. Schreiner(3)(4)........................................                84,557                  *

------------------
* Less than 1%.
(1) All of the shares held are being registered hereunder and may be offered and resold by the selling shareholder pursuant to this Prospectus. There is no assurance, however, that any of the selling shareholders will sell any or all of such shares. Pursuant to an earlier version of this Prospectus, the following amount of shares reflected in the table were sold by Selling Shareholders (with the number of shares held by such Selling Shareholders as of February 29, 2000 in parenthesis): Samuel S. Mitchell - 1,103 (63,730); D. Gray Farley and Clora P. Farley - 18,300 (102,276); James and Claudia Fairbanks - 1,800 (44,021); Continental Air Tool, Inc. Employee Stock Ownership Plan - 3,000 (102,747); Mark W. Fuller
     - 520 (77,366); and Lincoln E. Fuller - 519 (77,367).
(2)  Based on 8,770,341 shares outstanding on February 29, 2000.
(3) In connection with the acquisition transaction in which we issued the shares to the selling shareholder, the selling shareholder entered into an employment agreement with a subsidiary of ours pursuant to which he agreed to provide certain services to the subsidiary for a period of two to three years from the closing date of the acquisition. Under each such employment agreement, the selling shareholder is paid an annual salary, may be eligible for an annual bonus (subject to certain performance criteria), and is eligible for our benefits of the type generally provided to our similarly situated employees for comparable services.
(4) All of the shares held by the selling shareholder are subject to a restriction pursuant to which the selling shareholder agreed that he will not, directly or indirectly, without our consent, sell or otherwise dispose of the shares for a period of up to two years after the acquisition in which the shares were issued to him.
(5) Includes currently exercisable options for shares of our common stock issued to the selling shareholder in connection with the acquisition by us of Continental Air Tool, Inc. Options for an aggregate of 67,134 shares were issued to the following selling shareholders: D. Gray Farley (20,657 shares); Harry Y. McLaughlin (20,657 shares); Phil Jaskoviak (8,263 shares); Roger Gertz (1,032 shares); Dave Gentle (4,131 shares); Gary Giberson (4,131 shares); and James Fairbanks (8,263 shares). All such options are exercisable at $7.31 per share.

         The selling shareholders may offer and sell all or a portion of the shares from time to time, but are under no obligation to offer or sell any of the shares. See "Plan of Distribution" below. Because the selling shareholders may sell all, none, or any part of the shares from time to time, no estimate can be given as to the number of shares that will be beneficially owned by the selling shareholders upon termination of any offering by them or as to the percentage of our total outstanding common stock that the selling shareholders will beneficially own after termination of any offering.

         This Prospectus also covers possible sales by certain presently unknown persons who may become the record or beneficial owners of some of the covered shares as a result of certain types of private transactions, including but not limited to gifts, private sales, and transfers pursuant to a foreclosure or similar proceeding by a lender or other creditor to whom shares may be pledged as collateral to secure an obligation of a named selling shareholders. Each such potential transferee of a named selling shareholders is hereby deemed to be a selling shareholders for purposes of selling shares using this Prospectus. To the extent required by applicable law, information (including the name and number of shares owned and proposed to be sold) about such transferees, if there shall be any, will be set forth in an appropriate supplement to this Prospectus.

                              PLAN OF DISTRIBUTION

         The shares may be offered and sold by or for the account of the selling shareholders (or their pledgees, donees, or transferees), from time to time as market conditions permit, on the NYSE, any other exchange on which the shares may be listed, over the counter, or otherwise, at prices and on terms then prevailing or in negotiated transactions. The shares may be sold by one or more of the following methods, without limitation:

         - a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker or dealer (including a specialist or market maker) as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

         - an underwritten offering, subject to compliance with applicable disclosures concerning the identity and compensation arrangements of each firm acting as underwriter;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         - face-to-face transactions between sellers and purchasers without a broker-dealer;

         - transactions in options, swaps, or other derivatives (whether exchange listed or otherwise);

         - sales in other ways not involving market makers or established trading markets, including direct sales to institutions or individual purchasers; and

         - any combination of the foregoing, or by any other legally available means.

In addition, the selling shareholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with a selling shareholders. The selling shareholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery to such broker-dealers of the shares of common stock, which shares of common stock may be resold thereafter pursuant to this Prospectus.

         In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the selling shareholders and/or the purchasers of the shares for whom such brokers or dealers act as agents or to whom they sell as principals, or both, in amounts to be negotiated (which compensation as to a particular broker-dealer might be in excess of customary commissions). At the time a particular offer of shares is made by one or more of the selling shareholders, a Prospectus supplement, if required, will be distributed to set forth the aggregate number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions, and other items constituting compensation from the selling shareholders, and any discounts, commissions, or concessions allowed or reallocated or paid to dealers, including the proposed selling price to prospective purchasers. The selling shareholders and such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. There can be no assurance, however, that all or any of the shares will be offered by the selling shareholders. See "Selling Shareholders" above. We know of no existing arrangements between any selling shareholders and any broker, dealer, finder, underwriter, or agent relating to the sale or distribution of the shares.

         We will not receive any of the proceeds of any sale of shares by the selling shareholders. We will, however, receive any exercise price paid to acquire shares from us by exercising stock options. We will bear substantially all expenses of the registration of this offering under the Securities Act, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of our counsel and independent public accountants, fees of the NASD, transfer taxes, fees of transfer agents and registrars, and costs of insurance, if any. All underwriting discounts, selling commissions, and broker's fees applicable to the sale of any shares will be borne by the selling shareholders or by such persons other than us as agreed by and among the selling shareholders and such other persons.

                           ISSUANCE OF OPTION SHARES

         Pursuant to stock option agreements between us and certain selling shareholders that were entered into in connection with the acquisition of Continental Air Tool, Inc., we granted to those selling shareholders, all of whom previously held options to purchase shares of common stock of Continental Air Tool, options to purchase an aggregate of 67,134 shares of our common stock. These options are immediately exercisable (except for approximately 16% thereof, for an aggregate of 10,741 shares, that are subject to an escrow arrangement and may not become exercisable in full until March 2000, if at all) at an exercise price of $7.31 per share, and all such options expire on April 25, 2001. Any of these option shares that are not deemed to be effectively registered for issuance upon the exercise of an option (or that may be held immediately following exercise by a selling shareholder who is an affiliate of ours under Rule 144), shall be covered by this Prospectus for possible resale by the selling stockholders.


                                 LEGAL MATTERS

         The validity of the securities offered hereby has been passed upon for us by Kilpatrick Stockton LLP, Atlanta, Georgia.

                                    EXPERTS

         The financial statements and schedule incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                        LIMITATIONS ON AUTHORITY AND USE

         No dealer, sales person, or other individual has been authorized to give any information or to make any representations not contained in this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the common stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in our affairs since the date hereof.

===============================================================================

                      INDUSTRIAL DISTRIBUTION GROUP, INC.







                                  COMMON STOCK








                          ----------------------------
                                   PROSPECTUS
                          ----------------------------










                               ________ __, 2000


===============================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


         The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated, except the SEC registration fee, and relate to this Post-Effective Amendment only, and the fee is not cumulative with respect to the signed Registration Statement.


     SEC registration fee .......      $     0*
     Legal fees and expenses ....      $15,000
     Accounting fees and expenses      $ 5,000
     Miscellaneous expenses .....      $ 5,000
                                       -------
          Total .................      $25,000
                                       -------

* No fee paid in connection with this Post-Effective Amendment; a fee of $28,440 was paid in connection with the original Registration Statement.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, our directors are not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under Delaware law, liability of a director may not be limited (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) in respect of certain unlawful dividend payments or stock redemptions or repurchases, and (4) for any transaction from which the director derives an improper personal benefit. The effect of the provisions of our Certificate of Incorporation is to eliminate our rights and the rights of our stockholders (through stockholders' derivative suits on behalf of us) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (1) through (4) above. This provision does not limit or eliminate the rights of us or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

         In addition, under our Certificate of Incorporation and Article Eight of our Bylaws, we indemnify our directors, officers, employees, and agents against losses incurred by any such person by reason of the fact that such person was acting in such capacity or was serving at our request as a director, officer, employee, or agent of another entity. In addition, we have entered into indemnification agreements with our directors and executive officers.

         Our directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitation.

         We have obtained directors' and officers' liability insurance coverage.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      (a)         The following exhibits are filed as part of this Registration
                  Statement:

Exhibit
Number                  Description of Exhibit
-------                 ----------------------
      4.1         --    Form of Common Stock Certificate of the Company (filed
                        as Exhibit 4.1 of the Company's Registration
                        Statement on Form S-1 (File No. 333-36233) filed
                        with the Commission, is hereby incorporated by
                        reference)

      5.1         --    Opinion of Kilpatrick Stockton LLP

     23.1         --    Consent of Kilpatrick Stockton LLP (included in Exhibit
                        5.1)

     23.2         --    Consent of Arthur Andersen LLP

ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 3, 2000.

                              INDUSTRIAL DISTRIBUTION GROUP, INC.

                              By: /s/ Patrick S. O'Keefe
                                 --------------------------------------
                                 Patrick S. O'Keefe, President and Chief
                                 Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick S. O'Keefe and Jack P. Healey as attorneys-in-fact, having the power of substitution, for them in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 3rd day of April, 2000.

       Signature                              Title
       ---------                              -----
       /s/ Patrick S. O'Keefe
       ----------------------------         President, Chief Executive
       Patrick S. O'Keefe                   Officer and Director (Principal Executive
                                            Officer)
       /s/ Jack P. Healey
       ----------------------------         Senior Vice President, Chief
       Jack P. Healey                       Financial Officer and Secretary
                                            (Principal Financial and
                                            Accounting Officer)

       /s/ Richard M. Seigel
       ----------------------------         Chairman of the Board of Directors
       Richard M. Seigel

       /s/ David K. Barth
       ----------------------------         Director
       David K. Barth

       /s/ William J. Burkland
       ----------------------------         Director
       William J. Burkland

       /s/ William R. Fenoglio
       ----------------------------
       William R. Fenoglio                  Director


       /s/ William T. Parr
       -------------------------
       William T. Parr                      Director


       /s/ George L. Sachs, Jr.
       -------------------------
       George L. Sachs, Jr.                 Director


       /s/ Andrew B. Shearer
       -------------------------
       Andrew B. Shearer                    Director